Exhibit (d)(4)

CLASS W MANAGEMENT FEE WAIVER/REIMBURSEMENT AGREEMENT
FOR CERTAIN TIAA-CREF FUNDS

This Agreement is entered into effective as of August 1, 2026, by and between TIAA-CREF Funds (the “Trust”), a Delaware statutory trust, on behalf of each of the series of the Trust listed in Exhibit A (as it may be amended from time to time) to this Agreement (each an “Underlying Fund” and collectively, the “Underlying Funds”), and Nuveen Fund Advisors, LLC (“Advisors”), a Delaware limited liability company.

WHEREAS, the Trust is an open-end management investment company currently consisting of various investment portfolios, including the Underlying Funds, each with up to six classes;

WHEREAS, Advisors and the Trust, on behalf of the Underlying Funds, have entered into an Investment Management Agreement (the “Underlying Fund IMA”) providing for investment advisory services to be provided by Advisors to the Underlying Funds for an investment management fee;

WHEREAS, with respect to Class W shares, the parties hereto wish to lessen the impact of the fees levied on the Underlying Funds pursuant to the Underlying Fund IMA;

WHEREAS, Advisors and the Trust, on behalf of the series of the Trust listed in Exhibit B (as it may be amended from time to time) to this Agreement (each an “Investing Fund” and collectively, the “Investing Funds”), have entered into an Investment Management Agreement (the “Investing Fund IMA”) providing for investment advisory services to be provided by Advisors to the Investing Funds for an investment management fee;

WHEREAS, pursuant to the Investing Fund IMA, each Investing Fund’s management fee shall include an Underlying Fund’s fee rate that is determined based on the proportion of the Investing Fund’s net assets invested in the Underlying Fund.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.	Term of Agreement. This Agreement shall commence as of the date this Agreement is entered into, as set forth above. This Agreement may be terminated by (i) written agreement of the parties hereto with the approval of the Board of Trustees of the Trust or (ii) the Trust, without payment of penalty, upon 90 days’ written notice to Advisors at its principal place of business. This Agreement may also be terminated upon the termination of the Underlying Fund IMA; provided, however, that the termination of the Underlying Fund IMA with respect to one Underlying Fund shall not be construed to terminate this Agreement with respect to any other Underlying Fund.

2.	Applicability to Future Underlying Funds. Additional Underlying Funds (whether currently in existence or subsequently created) may be added to Exhibit A upon approval of the Board.

3.	Waiver/Reimbursement of Management Fees. For as long as the Underlying Fund IMA remains in effect with respect to an Underlying Fund, Advisors hereby agrees to waive or reimburse, consistent with sound accounting practices, its fees under the Underlying Fund IMA for Class W of such Underlying Fund, net of any amounts waived or reimbursed by Advisors with respect to its fees under the Underlying Fund IMA.

4.	Assignment and Modification. This Agreement may be modified or assigned only by a writing signed by all of the parties.

5.	Other Agreements. Nothing in this Agreement shall affect any other fee waiver, expense reimbursement arrangement or contractual agreement as may be in effect from time to time for Advisors or its affiliates to waive and/or reimburse any fees or expenses paid by an Underlying Fund.

6.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and in a fashion consistent with the Investment Company Act of 1940, as amended.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

TIAA-CREF FUNDS, on behalf of each of the Underlying Funds

/s/Marc Cardella

By: Marc Cardella

Title: Vice President and Controller

NUVEEN FUND ADVISORS, LLC

/s/Jeremy Franklin

By: Jeremy Franklin

Title: Managing Director and Assistant Secretary

EXHIBIT A: Underlying Funds

Nuveen Core Bond Fund

Nuveen Bond Index Fund

Nuveen Core Plus Bond Fund

Nuveen Emerging Markets Debt Fund

Nuveen Emerging Markets Equity Fund

Nuveen Emerging Markets Equity Index Fund

Nuveen Equity Index Fund

Nuveen Core Equity Fund

Nuveen High Yield Fund

Nuveen Inflation Linked Bond Fund

Nuveen International Bond Fund

Nuveen International Equity Fund

Nuveen International Equity Index Fund

Nuveen International Opportunities Fund

Nuveen Large Cap Growth Fund

Nuveen Large Cap Growth Index Fund

Nuveen Large Cap Value Fund

Nuveen Large Cap Value Index Fund

Nuveen Money Market Fund

Nuveen S&P 500 Index Fund

Nuveen Short Term Bond Fund

Nuveen Short Term Bond Index Fund

Nuveen Small Cap Blend Index Fund

Nuveen Quant International Small-Cap Equity Fund

Nuveen Quant Small Cap Equity Fund

Nuveen Quant Small/Mid Cap Equity Fund

EXHIBIT B: Investing Funds

Lifecycle Retirement Income Fund

Lifecycle 2010 Fund

Lifecycle 2015 Fund

Lifecycle 2020 Fund

Lifecycle 2025 Fund

Lifecycle 2030 Fund

Lifecycle 2035 Fund

Lifecycle 2040 Fund

Lifecycle 2045 Fund

Lifecycle 2050 Fund

Lifecycle 2055 Fund

Lifecycle 2060 Fund

Lifecycle 2065 Fund

Lifecycle 2070 Fund

Lifecycle Index Retirement Income Fund

Lifecycle Index 2010 Fund

Lifecycle Index 2015 Fund

Lifecycle Index 2020 Fund

Lifecycle Index 2025 Fund

Lifecycle Index 2030 Fund

Lifecycle Index 2035 Fund

Lifecycle Index 2040 Fund

Lifecycle Index 2045 Fund

Lifecycle Index 2050 Fund

Lifecycle Index 2055 Fund

Lifecycle Index 2060 Fund

Lifecycle Index 2065 Fund

Lifecycle Index 2070 Fund